EXHIBIT 3.2

                            ARTICLES OF INCORPORATION
                                       OF

                              SAKER ONE CORPORATION
                              a Nevada Corporation

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                            ARTICLES OF INCORPORATION
                                       OF
                              SAKER ONE CORPORATION
                              a Nevada corporation

Filed in the Office of the
Secretary of State of the
State of Nevada
DEC 29 1998
No. C30645-98
Dean Heller, Secretary of State

         The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:

                                    ARTICLE I
                                      NAME

         The name of the corporation is Saker One Corporation

                                   ARTICLE II
                                    DURATION

         The duration of the corporation is perpetual.

                                   ARTICLE III
                                    PURPOSES

         The purposes for which this corporation is organized are:

         Section 1. To engage in any lawful business or activity which may be conducted under the laws of the State of Nevada or any other state or nation wherein this corporation shall be authorized to transact business.

         Section 2. To purchase or otherwise acquire, own, mortgage, sell, manufacture, assign and transfer or otherwise dispose of, invest, trade, deal in and with real and personal property, of every kind, class, and description.

         Section 3. To issue promissory notes, bonds, debentures, and other evidences of indebtedness in the furtherance of any of the stated purposes of the corporation.

         Section 4. To enter into or execute contracts of any kind and character, sealed or unsealed, with individuals, firms, associations, corporations (private, public or municipal), political subdivisions of the United States or with the Government of the United States.

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         Section 5. To acquire and develop any  interest in patents,  trademarks and copyrights connected with the business of the corporation.

         Section 6. To borrow money, without limitation, and give a lien on any of its property as security for any borrowing.

         Section 7. To acquire by purchase, exchange or otherwise, all, or any part of, or any interest in, the properties, assets, business and good will of any one or more persons, firms, associations, or corporations either within or out of the State of Nevada heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the State of Nevada; pay for the same in case, property or the corporation's own or other securities; hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, assume or guaranty performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations, and to conduct the whole or any part of any business thus acquired.

         Section 8. To purchase, receive, take, acquire or otherwise acquire, own and hold, sell, lend, exchange, reissue, transfer or otherwise dispose of, pledge, use, cancel and otherwise deal in and with the corporation's shares and its other securities from time to time to the extent, in the manner and upon terms determined by the Board of Directors; provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when its capital is impaired or when the purchase would cause any impairment of the corporation's capital, except to the extent permitted by law.

         Section 9. To reorganized, as an incorporator, or cause to be organized under the laws of any State of the United States of America, or of any common wealth, territory, agency or instrumentality of the United States of America, or of any foreign country, a corporation or corporations for the purpose of conducting and promoting any business or purpose for which corporations may be organized, and to dissolve, wind up, liquidate, merger or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated.

         Section 10. To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects herein enumerated, or which shall at any time appear conducive or expedient for the protection or benefit of the corporation.

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                                   ARTICLE IV
                                 CAPITALIZATION

         Section 1. The authorized capital of this corporation shall consist of the following stock:

         a. Fifteen million (15,000,000) common shares, par value $.001 per share. Each common share shall have equal rights as to voting and in the event of dissolution and liquidation. There shall be no cumulative voting by shareholders.

         Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation.

         Section 3. The common stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

                                    ARTICLE V
                                PRINCIPAL OFFICE

         The address of the registered office of the corporation is 3340 Topaz, Suite 210, Las Vegas, County of Clark, Nevada 89121 and the registered agent at that address is Nathan W. Drage. The corporation may maintain such other offices, either within or out of the State of Nevada, as the Board of Directors may from time to time determine or the business of the corporation may require.

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                                   ARTICLE VI
                                    DIRECTORS

         The corporation shall be governed by a Board of Directors. There shall be one (1) or more directors as to serve, from time to time, as elected by the Shareholders, or by the Board of Directors in the case of a vacancy. The original Board of Directors shall be comprised of one (1) person and the name and address of the person who is to serve as director until the first annual meeting of shareholders and until successors are elected and shall is:

                     Robert Kropf
                     3340 Topaz, Suite 210
                     Las Vegas, Nevada 89121

                                   ARTICLE VII
                                 INDEMNIFICATION

         As the Board of Directors may from time to time provide in the By-laws or by resolution, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the State of Nevada.

                                  ARTICLE VIII
                                  INCORPORATOR

         The name and address of the incorporator is:

                       Nathan W. Drage
                       3340 Topaz, Suite 210
                       Las Vegas, Nevada 89121

         DATED THIS 28TH day of December, 1998.

                                                  /S/NATHAN W. DRAGE
                                                  ------------------
                                                  Nathan W. Drage






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                               NOTARY CERTIFICATE

State of Utah              )
                           )ss.
County of Salt Lake        )

         ON THE 28TH day of December, 1998, personally appeared before me, a Notary Public, who acknowledged that Nathan W. Drage executed the foregoing Articles of Incorporation of Saker One Corporation.

                                            /S/JENNIFER L. CLARK
                                            Notary Public

My Commission expires: 7-1-02

Residing in Salt Lake



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                               SECRETARY OF STATE
                                 STATE OF NEVADA


                                CORPORATE CHARTER

         I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that SAKER ONE CORPORATION did on December 29, 1998 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on December 30, 1998.

                                                    /S/DEAN HELLER
                                                    Secretary of State

SEAL

                                                     By:/s/
                                                     Certification Clerk